Consulting Agreement

This Consulting Agreement (“Agreement”) shall serve to set forth the terms and conditions of the agreement between American Energy Production (the “Consultant”) and Emerald Bay Energy (EBY) concerning services related to the sales and acquisition of oil field tubulars in South Texas. The terms and conditions of this Agreement are as follows:

1. The terms of the Agreement shall commence as of March 1, 2010 and shall continue thereafter for 18 months from the commencement date

2. The Consultant’s fee for performance of the services rendered by the Consultant shall be $2,000.00 per month for the specified services agreed upon by both parties. The Consultant shall be paid on a monthly basis, upon receipt of invoice from Consultant. Invoices shall be submitted on a monthly basis. A bonus of $800.00 will be paid to the Consultant at the end of this contract, with the projected total compensation to be $36,800.00 U.S. dollars

3. It is agreed and understood that all services performed by Consultant hereunder will be performed as an independent Consultant and not as an employee of EBY. Consequently, Consultant shall not be entitled to participate in any employee benefits programs provided by EBY to its employees.

4. The Consultant shall indemnify and hold harmless EBY from and against all claims and causes of action, including defense thereof, made against EBY on account of personal injury or property damage arising out of, in connection with, or incident to work performed by EBY or by Consultant for EBY.

This Agreement shall be interpreted in accordance with the laws of the State of Texas.

Accepted and agreed to this 1st day of March, 2010.

American Energy Production
Att: Charles Bitters
PO Box 1406
Mineral Wells, Texas 76068                                                                                 /s/ Charles Bitters
American Energy Production

Accepted and agreed to this 1st day of March, 2010                                    /s/ Shelby Beattie
Emerald Bay Energy